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                                                                  EXHIBIT 10.24

                                  [ITeX LOGO]


June 3, 2000


Ying Shiau
1204 Wilhelmina Way
San Jose, CA 95120

Dear Ying,

I am pleased to confirm our offer to you for regular, full-time exempt employment as Vice President of Manufacturing Services with Integrated Telecom Express. Based in Santa Clara, Calif. you will report directly to Bob Gardner, Chief Operating Officer.

We are offering you a salary paid at the rate of $5,769.23 per pay period (the equivalent of $150.00 per year) which will be paid bi-weekly during the term of your employment. Additionally, health and dental/vision insurance plans are available starting on the first day of the calendar month following your date of hire. Subject to approval by ITeX's Board of Directors, you will be granted options to purchase 155,000 shares of the common stock of ITeX at a price to be decided by the Board. These options are to vest over four years according to ITeX's standard vesting schedule commencing from the date of hire. Should you leave ITeX during the vesting period, your options will cease to accrue, as more fully described in ITeX's option plan. You will also be granted options to purchase 50,000 shares of the restricted stock of ITeX at a price also to be determined by the board. The details of these restricted shares are explained in detail in ITeX's Restricted Stock Option Plan.

By countersigning this letter, you accept our offer and confirm that (i) you are not a party to any employment agreement or other contract or arrangement which prohibits your full time employment with ITeX, (ii) you will not disclose any trade secret or confidential information of any third party to ITeX, and (iii) you do not know of any conflict which would restrict your employment with ITeX.

Your employment with ITeX is "at will" and is of no specific duration. However, our intent is to provide the tools and environment that will help you achieve the highest level of success.

If you have any questions concerning this offer, please contact me immediately at (408) 513-9220. If you accept our offer, please sign this offer letter where indicated and fill out and sign the attached Application for Employment form and return them to me or fax them to my private fax number (408) 579-0194. This offer will expire of its own accord if it is not accepted in writing by 5pm on June 9, 2000.

I am personally delighted that you will be joining the ITeX team and we are looking forward to working with you. Welcome aboard!


Sincerely,                            Accepted and agreed




/s/ DOUGLAS B. LINN                  By: /s/ YING SHIAU
--------------------------              --------------------------------------
Douglas B. Linn
Director of Human Resources          Start Date:  6/6/00
                                                ------------------------------
                                                (Start Date by 7/5/00 expected
                                                on or before 7/5/00)



                       Integrated Telecom Express, Inc.
                                   [ADDRESS]